Exhibit 19.1
Buying and Selling Securities - Insider Trading Policy

Overview
Purpose of the policy
•The purpose of this policy is to describe your responsibilities when Trading Securities of Accenture or any Business Partner.
•“Insider Trading” refers to the practice of Trading Securities of any kind of Accenture or any Business Partner, and basing such trading decisions on “Material, Nonpublic Information” about such company (“Inside Information”).
•In other words, it’s when someone with Inside Information about Accenture or any Business Partner Trades Securities of such company uses Inside Information for their own benefit.
•Public markets are supposed to be a level playing field where all investors have access to the same information. When someone Trades based on information that hasn’t been disclosed to the public, it undermines the fairness of the public markets.
•People using Inside Information to Trade have an unfair advantage because they know information that ordinary investors do not. They exploit this asymmetry, making undue profits (or avoiding losses) at the expense of other investors who lack the same insights.
Capitalized terms are defined throughout this policy or in the Procedures and Resources section.

Policy
Table of Contents
1. Provisions applicable to all Accenture People and contractors
1.1. Insider trading
1.2. Gifting
1.3. Hedging or short selling
1.4. Additional restrictions
1.5. Duration of policy
1.6. Company transactions
2. Additional provisions applicable to Restricted Persons
2.1. Black-out periods and trading windows
2.2. Additional provisions applicable to Accenture Leadership

3. Additional provisions applicable to Accenture People subject to pre-clearance
3.1. Trading pre-clearance
3.2. Prohibition on pledging
3.3. Section 16 and SEC reporting obligations
3.4. Rule 10b5-1 trading plans
4. How to raise concerns
5. Violations of this policy

Introduction
This policy applies to all Accenture People, including Contractors. It describes their obligations and those of their Related Parties, with respect to Trading, in order to ensure compliance with securities laws and similar laws in the U.S. and other countries and to protect the interests of Accenture.
This policy also sets forth additional policies and procedures that Accenture Leadership, Other Restricted Persons, and Directors (together, “Restricted Persons”) and their Related Parties must comply with when Trading in Accenture Securities.

1. Provisions applicable to all Accenture People and Contractors
1.1. Insider Trading
You and your Related Parties must not:
•Trade, directly or indirectly, Securities of any kind:
◦relating to Accenture, while you are aware of Material, Nonpublic Information about Accenture or its Securities; or
◦relating to a Business Partner when you are aware of Material, Nonpublic Information about any such Business Partner (“Insider Trading”); or
•Communicate Material, Nonpublic Information (“Tipping”) about Accenture or any Business Partner to anyone, including family members (whether or not they are Related Parties), business associates, or friends, or recommend to others that they Trade any Securities on the basis of such information.
Note: Investments in mutual funds, index funds and exchange-traded funds (“ETFs”) that are invested in a broad portfolio of companies, including Accenture or its Business Partners, are not transactions subject to this policy.
TIP: Persons with whom you have a history, pattern, or practice of sharing confidences – such as family members, close friends, and financial and personal counselors – may be presumed to act on the basis of information known to you. Special care should be taken so that Material, Nonpublic Information is not disclosed to such persons.
As described further below, both the individual(s) involved and Accenture may be subject to severe legal sanctions for violations of this policy.
1.2. Gifting
•If you wish to make a gift of Securities (including to a charity), the gift will be considered “Trading” for purposes of this policy and may only occur when you are not aware of Material, Nonpublic Information and, if you are a Restricted Person, during a Trading Window. In addition, if you are a Pre-Clearance Person, you and your Related Parties must also comply with the pre-clearance requirements described in Section 3.1 – "Trading pre-clearance" before making a gift of Accenture Securities.

1.3. Hedging or Short selling
•Short-term Trading and Trading in certain kinds of instruments might be perceived as involving Insider Trading or otherwise undermining confidence in the Securities of Accenture.

•As such, no employee, Director or Related Party, may Trade in puts or calls, options, warrants or similar instruments relating to Accenture Securities or sell such Securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery), “day trade,” or otherwise hedge Accenture Securities at any time.
•These restrictions are also applicable to hedging transactions through the purchase of financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, Trading on margin or in margin-related derivatives, or any financial instruments or derivatives or entering into any contracts, warrants or the like for the purpose of hedging price movements in Accenture Securities. Accenture reserves the right to monitor compliance with this policy through market screening or other techniques.

1.4. Additional restrictions
•Certain personnel, principally members of Accenture Leadership, Directors and other persons identified by Accenture as having regular access to Material, Nonpublic Information as well as their respective Related Parties, will be subject to additional Trading restrictions, of which they will be advised from time to time by Accenture, as described in Sections 2 and 3 of this policy.
•In addition to the restrictions set out in this policy, because personal investments, including Trading in any company that is related or connected to your work may create (or are likely to create) a personal conflict or the appearance of a conflict, such Trading is subject to prior approval from Accenture in the manner set forth in Policy 1004 – Addressing Personal Conflicts of Interest.
TIP: if you are aware of “Material, Nonpublic Information” of Accenture or a Business Partner, you and your Related Parties must not Trade Securities of any kind of Accenture or such Business Partner until 2 (two) full Trading days have passed after the information is fully disclosed in a press release, SEC filing or other broad method of distribution of information.

1.5. Duration of policy
•This policy continues to apply beyond the duration of your employment with or service to Accenture, to the extent that you are aware of Material, Nonpublic Information at the time you cease to be an employee, contractor, or a Director.
•In such case, no Trading may take place until the information becomes public or ceases to be Material.

1.6. Company transactions
•From time to time, Accenture may engage in transactions in its own Securities. It is Accenture’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions of its Securities.

2. Additional provisions applicable to Restricted Persons

2.1. Black-out periods and trading windows
•Restricted Persons and their Related Parties must not Trade any Accenture Securities during any Accenture-designated “Black-Out Period” or “Extended Black-Out Period” other than for the following purposes:
•purchases under the Voluntary Equity Investment Program (“VEIP”);
•purchases under the Employee Share Purchase Plan (“ESPP”); or
•share withholding to cover taxes associated with the release of Restricted Share Units (“RSUs”).
•It is each Restricted Person’s responsibility to restrict their Trading activity and the Trading activity of their Related Parties, to periods outside of Black-Out Periods or Extended Black-Out Periods.
•Requests for Trades during any Accenture designated “Black-Out Period” or “Extended Black-Out Period”, other than those described above, will be denied. In the event a broker inadvertently processes any Trade (other than those expressly permitted by this policy) during a Black-Out Period or Extended Black-Out Period, such transaction may be reversed at the cost of the Restricted Person.
•A “Black-Out Period” is determined by the General Counsel, and generally:
•begins two weeks prior to the end of each fiscal quarter; and
•ends when 2 (two) full Trading days on the New York Stock Exchange (“NYSE”) have passed after the public announcement of Accenture’s earnings for that fiscal quarter, or as otherwise determined by the General Counsel.
•Generally, “Black-Out Periods” begin on February 16, May 16, August 16 and November 16. If the 16th of the month falls on a weekend, the Black-Out Period will start at the close of business on the last trading day prior to the weekend. Upcoming Black-Out Periods are available on https://myHoldings.accenture.com.
•Assuming the NYSE is open each day, Monday through Friday, of the hypothetical week considered, below are three examples (for illustration purposes only) of when Restricted Persons and their Related Parties can begin Trading, based on the timing of the earnings announcement:

If earnings announcement is on Thursday	First day Restricted Persons can Trade
before market open	Monday
while market is open	Tuesday
after market close	Tuesday
•An “Extended Black-Out Period” is any other period in which Accenture determines that there could be Material, Nonpublic Information regarding Accenture.
•Restricted Persons will be specifically notified of these periods. Notwithstanding anything else in this policy, Accenture may determine that only certain people should be restricted from Trading in Accenture Securities during any particular Extended Black-Out Period, and will notify these persons as appropriate.

•The existence of an Extended Black-Out Period is confidential information, and must not be shared with anyone, other than one’s legal and financial advisers or to the extent necessary to notify others of their obligations under this policy.
•Black-Out Periods may extend beyond the duration of a Restricted Person’s service with Accenture.
•The days between Black-Out Periods or an Extended Black-Out Period are called “Trading Windows”. Based on current quarterly financial closing procedures, Trading Windows are generally expected to consist of time periods of approximately five weeks between successive Black-Out Periods.
•Notwithstanding the foregoing, all Restricted Persons are reminded that they and their Related Parties are also subject to Section 1 of this policy, and shall not Trade shares at any time they are aware of Material, Nonpublic Information regarding Accenture regardless of whether a Black-Out Period or Extended Black-Out Period is in effect. In addition, if you are a Pre-Clearance Person, you and your Related Parties must also comply with the pre-clearance requirements described in Section 3.1 - "Trading pre-clearance" before Trading Accenture shares during a Trading Window.

2.2. Additional provisions applicable to Accenture Leadership
•Accenture Leadership should remind members of their teams of their obligations with respect to Trading Securities.
•Accenture Leadership are also subject to Policy 1052 - Equity Ownership Requirement and Directors are also subject to the ownership requirements for Directors as determined by the Board of Directors from time to time.
•Accenture Leadership in France holding shares from released Qualified Restricted Share Units may be prohibited from selling such shares during periods when the Trading Window is otherwise open in order to be eligible to receive the tax benefits of Qualified Restricted Share Units, as per the terms of their grant agreements and applicable law.
•No local geography shall settle awards of restricted share units with cash or other assets unless, in rare instances, prior written approval has been obtained from the Director of Global Equity Services, the Assistant Controller, and the Office of the Company Secretary.

3. Additional provisions applicable to all Accenture People subject to pre-clearance
3.1 Trading pre-clearance
•Directors, all “Executive Officers,” as designated by the Board of Directors, and, if not included in the foregoing, the principal accounting officer (or, if there is no such accounting officer, the controller) (each, a “Section 16 Reporting Person”) and other members of the Global Management Committee and certain other Accenture People who will be notified of such obligation (each, individually, a “Pre-Clearance Person” and, collectively with Section 16 Reporting Persons and other members of Accenture plc’s executive leadership, identified by the General Counsel, the “Pre-Clearance Persons”) who desire to Trade in Accenture Securities during a Trading Window must first receive the written approval of the General Counsel (or the CEO and CFO in the case of the General Counsel) prior to engaging in any Trade.
•Requests for such approval must be submitted in writing (which may be via email) by the applicable Pre-Clearance Person and must include the details of the contemplated Trade.

•Such approval is also required for Trades of shares held by the applicable Pre-Clearance Person’s Related Parties. All contemplated Trades should be requested with enough time in advance of the proposed Trade to obtain pre-clearance.
•Pre-Clearance Persons, or the applicable Pre-Clearance Person’s Related Parties, have five calendar days to execute the Trade after receiving pre-clearance but regardless, a Trade may not be executed if such person acquires Material, Nonpublic Information concerning Accenture during that time. If a Trade is not completed within the period described above, the Trade must be approved again before it may be executed.
•If a proposed Transaction is not approved under this pre-clearance procedure, the applicable Pre-Clearance Person or Pre-Clearance Related Party should not inform anyone within or outside of Accenture of the restriction.

3.2 Prohibition on pledging
•No Pre-Clearance Person or Pre-Clearance Person´s Related Party may purchase Accenture Securities on margin, or borrow against any account in which Accenture Securities are held, or pledge Accenture Securities as collateral for a loan.
•Any person who becomes a Pre-Clearance Person while holding Accenture Securities purchased on margin, borrowing against an account in which Accenture Securities are held, or having pledged Accenture Securities as collateral must obtain approval from the General Counsel to maintain any such arrangement (or such arrangement of a Pre-Clearance Related Party).
•The General Counsel is under no obligation to permit the arrangement for any reason. Approvals to maintain any such arrangement will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the Securities being pledged represent of the total number of Accenture Securities held by the Pre-Clearance Person (or Pre-Clearance Person Related Party) making the request and the financial capacity of the Pre-Clearance Person (or Pre-Clearance Person Related Party) making the request.
•Accenture assumes no liability for the consequences of any transaction described in Sections 3.1 and 3.2.

3.3. Section 16 and SEC reporting obligations
•Section 16 Reporting Persons must also comply with certain reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934.
•Also, Section 16 Reporting Persons are not allowed to engage in opposite way transactions of Accenture Securities within a six-month period (i.e., purchase and then sell, or sell and then purchase Accenture Securities). In case of non-compliance, U.S. law mandates that all short-swing profits shall be disgorged to Accenture whether or not the Section 16 Reporting Person had knowledge of any Material, Nonpublic Information.
•Assuming that certain criteria are met, neither the receipt of RSUs under Accenture’s equity plans, nor the vesting of RSUs, is deemed a purchase; however, the sale of any such shares is a sale for purposes of the short-swing profit rules.
•In addition, the purchase of stock under Accenture’s VEIP is not deemed a purchase for purposes of the short-swing profit rules, but the subsequent sale of such stock will be considered a sale. U.S. law prohibits Section 16 Reporting Persons from ever making a short sale of Accenture Securities. A short sale is a sale of Securities not owned by the seller or, if owned, not delivered. Transactions in put and call options for Accenture Securities, which are prohibited by Section 1.3 of this policy, also may in some instances constitute a short sale or may otherwise result in liability for short swing profits.
•Section 16 Reporting Persons are obligated to comply with all applicable filing requirements imposed by the SEC and the NYSE (or any other applicable exchange or securities commission), including Section 16 filings and Form 144 filings.
•Subject to their compliance with the provisions of this policy, prompt notice of any transactions in Accenture Securities, and the delegation of an appropriate power of attorney, the Office of the Company Secretary will handle all Section 16 filings on behalf of the Section 16 Reporting Persons and assist the applicable Securities brokers to complete necessary Form 144 filings.

3.4. Rule 10b5-1 trading plans
•U.S. law provides an affirmative defense against Insider Trading liability for Trades that are effected pursuant to a pre-existing written plan or arrangement that meets specified conditions, including, among others, that the plan was entered into at a time when the person was not aware of Material, Nonpublic Information, that the plan was adopted in good faith and not as part of a plan or scheme to evade the federal securities laws, that the person adopting the plan acts in good faith with respect to the plan, that such person has not entered into or altered a corresponding or hedging transaction or position with respect to the Securities subject to the plan, and that the first trade under the plan does not occur until the expiration of the statutory cooling-off period.
•The trading plans must be properly documented and all of the procedural conditions of the rule must be satisfied to avoid liability.
•Accenture requires that before Pre-Clearance Persons or their Related Parties enter into any such plan (including any amendments or terminations of any existing plan) involving Accenture Securities, the plan must be approved by the General Counsel.
•Approvals for the adoption, amendment, or termination of trading plans will only be given during an open Trading Window. Trades under a Rule 10b5-1 trading plan entered into in compliance with this policy shall not be subject to Extended Black-Out Periods or require pre-clearance. Trades under such plans shall continue to be subject to regular, quarterly Black-Out Periods. Once you have adopted a trading plan, you are not permitted to Trade Accenture Securities outside of the plan.
4. How to raise concerns
Speak up if you experience or witness wrongdoing in connection with this policy at Accenture. There are many ways to raise a concern, and the most effective way may depend on the nature of the concern. If you believe you have experienced or witnessed wrongdoing in connection with this policy, you may raise concerns through any of the channels including, your management or other trusted advisors, any Accenture Leader, Human Resources or Legal. You can also raise concerns using the Accenture Business Ethics Helpline (https://businessethicsline.com/accenture). In most cases, you may remain anonymous when using the Accenture Business Ethics Helpline. Accenture will handle all concerns raised with appropriate confidentiality.

5. Violations of this policy
Under U.S. federal securities laws and the laws of other countries, Insider Trading and Tipping can result in substantial civil and criminal fines and penalties, including imprisonment. The U.S. Securities and Exchange Commission (“SEC”) and the U.S. securities exchanges actively investigate Insider Trading. Any such investigation will be viewed after-the-fact with the benefit of hindsight. Even if you engage in Trades that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), if you received Material, Nonpublic Information prior to your Trades, you will be presumed to have Traded on the basis of such information. Accenture can also be liable for fines as a consequence of Insider Trading or Tipping by our people, regardless of their location.
Cases have been prosecuted involving Trading on, or Tipping Material, Nonpublic Information by employees at all levels of business and Trading or Tipping by family members, friends, and business associates of employees. Please note that the SEC files charges against family members who have Traded in Securities when the facts suggest that one person in the family had Material, Nonpublic Information, and it could be very difficult for you to prove that you did not directly or indirectly communicate Material Information to a family member who may have then Traded while aware of that information.
It is understood that forgoing Trading in compliance with this policy may result in economic loss by employees and that any such economic impact is the sole responsibility of the individual. For example, if you are unable to Trade due to having access to Material, Nonpublic Information and the share price drops before you may sell, or if you have to incur financing costs due to the illiquidity of your investment, Accenture will not reimburse you for those losses or be responsible for any related fees or costs.
Accenture may request our people from time to time to certify that they are in full compliance with this policy.
Accenture takes violations of this policy very seriously. Depending on the facts and wider circumstances involved, issues may require escalation and/or be dealt with as a disciplinary matter and may lead to disciplinary action being taken (up to, and including, termination of employment). Subject to any applicable legal requirements, it is in Accenture’s discretion as to how to respond to any violation of this policy. Any disciplinary matter will be dealt with in accordance with any local country laws that set out the scope and procedure for investigating, and dealing with, these issues.

Definitions
We use the following words and phrases in this policy:
“Accenture” means Accenture plc and its subsidiaries and affiliates. The term “company” means any entity or organization.
“Accenture Entity” means any entity that is consolidated in Accenture’s financial statements or otherwise controlled by Accenture.
“Accenture People” or “Accenture Person” means all employees including, full-time and part-time regular employees, temporary employees, and interns; Directors, managing directors, and Officers in every country and Accenture Entity.
“Accenture Leadership” means our most experienced executives identified through the Accenture Leadership Career Model who have been assigned a specified career track.

“Business Partners” means our clients, affiliates, alliance partners or portfolio companies or any company that is involved in a potential transaction or business relationship with Accenture or its affiliates, alliance partners or portfolio companies.
“COBE”, means our Code of Business Ethics.
“Director” means a member of the Board of Directors of Accenture plc.
“Material, Nonpublic Information” means information that a reasonable investor would likely consider important in deciding whether to buy, hold or sell Securities whether or not it could affect the price of the security. Both positive and negative information may be Material.
Nonpublic information is that which has not been effectively made available to investors. For the purposes of this policy, this means allowing a minimum of two full Trading days on the New York Stock Exchange (“NYSE”) to pass after issuance of a press release or other method or combination of methods reasonably designed to provide broad, non-exclusionary distribution of the information to the public before trading to allow the markets to absorb the information.
Regulation FD prohibits companies and their executives from selectively disclosing Material, Nonpublic Information. Accenture has procedures for releasing Material, Nonpublic Information so that it is broadly and publicly disseminated by designated Accenture spokespersons. As such, you may not disclose Material, Nonpublic Information to any broker, dealer, investment advisors or other market professionals or securityholders unless authorized to do so and in accordance with these procedures. In addition, Material, Nonpublic Information should only be disclosed within Accenture to those who require the information to perform their business duties. See Policy 1419 – Compliance with Regulation FD (Fair Disclosure) for more information.
While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is material:
•earnings results, estimates and guidance on earnings and changes in, or confirmations of, previously released earnings estimates or guidance;
•significant acquisition, merger, joint venture, alliance or divestiture proposals or agreements;
•changes in dividends or plans for a stock split or offering of additional Securities;
•gain or loss of a significant client or contract;
•major pending or threatened litigation or governmental investigations;
•new service or product announcements of a significant nature;
•significant developments related to intellectual property;
•major restructuring or layoffs;
•cybersecurity risks or cybersecurity incidents, whether known to be critical or potentially significant;
•new government regulations, policies or statements that could significantly impact business, costs or prospects;
•change in credit rating;
•other impending publicity or announcements, whether about Accenture or others; and
•major management or auditor changes or developments.
Any question concerning materiality of particular information should be resolved in favor of materiality and thus Trading should be avoided until such information has been publicly disclosed or it has been determined that such information is not, or has ceased to be, material. We note that decisions with respect to whether particular information is or is not Material is judged in hindsight and the SEC takes a broad view as to what information is considered material.

“Other Restricted Persons” means persons identified and notified by Accenture as potentially having access to Material, Nonpublic Information, either in the ordinary course of performing their duties or as a result of material initiatives outside of the ordinary course. Any person identified as an Other Restricted Person shall be deemed to be an Other Restricted Person until he or she is notified that he or she is no longer considered to be an Other Restricted Person.
“Related Party” means, with respect to any person, his/her spouse, minor children and any other family members living in his/her household (including a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in‐laws), as well as any other person sharing such person’s household, as well as any other account or entity owned, managed or controlled by such person or with respect to which such person makes or influences investment decisions, such as an account owned by someone who consults such person about investment decisions or a business account, trust account or other account or entity as to which such person, in full or in part, owns, manages, controls or otherwise has investment authority and trusts for which such person has a beneficial or pecuniary interest.
“Restricted Persons” means Accenture Leadership, Other Restricted Persons, and Directors.
“Section 16 Reporting Persons” means all Accenture Directors, Executive Officers, and the principal accounting officer (or, if there is no such accounting officer, the controller).
“Securities” include all kinds of instruments including stocks, bonds, options or other marketable securities. In certain circumstances, crypto-currency or other digital assets may also constitute Securities. The SEC takes a broad view of the definition of Securities.
“Trading”, “Trade”, “Traded” and “Trades” mean broadly any purchase, sale or other transaction to acquire, Transfer or dispose of Securities, including market option exercises, gifts or other contributions, exercises of stock options granted under equity plans, sales of stock acquired upon the exercise of options, enrollment in the VEIP and ESPP and trades made under an employee benefit plan such as a 401(k) plan.
“Transfer” and “Transferred” shall mean any sale, transfer, gift, redemption, pledge, hypothecation or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risk of ownership of shares.